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                                        Exhibit 99.3  Form of Purchase Agreement

         This PURCHASE AGREEMENT dated as of ___________________, 199___, between CHRYSLER FINANCIAL CORPORATION, a Michigan corporation (the "Seller"), and __________________________ a ___________________ (the "Company"),

                              W I T N E S S E T H:

         WHEREAS the Seller and the Company have entered into an Amended and Restated Trust Agreement dated as of _________________________, among the Seller, the Company and _______________________________, as owner trustee (as amended and supplemented from time to time, the "Trust Agreement"), pursuant to which the Company has agreed to assume certain obligations with respect to Premier Auto Trust 199___-___, a Delaware business trust (the "Issuer"), including general responsibility for all losses, liabilities and expenses of the Trust (other than losses to any investor in the Trust) in accordance with Section _______ of the Trust Agreement; and

         WHEREAS the Company has agreed to acquire from the applicable Underwriters (as defined in the Trust Agreement) $_______________ aggregate principal amount of the 6.85% Asset Backed Certificates (the "Certificates"), which represent fractional undivided interests in the assets of the Issuer;

         NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows.


                                   ARTICLE I

                                  Definitions

         Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Sale and Servicing Agreement dated as of ___________________ (the "Sale and Servicing Agreement"), among the Issuer, the Seller and Chrysler Credit Corporation, as servicer, which also contains rules as to usage and construction that shall be applicable herein.


                                   ARTICLE II

 Conveyance of Rights to Excess Cash Flow from Reserve Account and Fixed Value
                      Payments with respect to Receivables

         SECTION 2.01. Conveyances with respect to Transfers of Receivables. In consideration of the Company's delivery to or upon the order of the Seller of approximately $_______________________ on the Closing Date (such consideration subject to adjustment under Section 2.02) the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Company, without recourse (subject to the obligations herein), all of the Seller's right, title and interest in and to the following: (a) any amounts to be released from the Reserve Account
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from time to time to the Seller pursuant to the Sale and Servicing Agreement,
(b) any Fixed Value Payments arising in connection with the transfer of Fixed Value Receivables and Eligible Investment Fixed Value Receivables and transferred by the Trust to the Seller pursuant to Sections 2.03 and 2.05(c) of the Sale and Servicing agreement, (c) all rights to sell any or all of such Fixed Value Payments to the Trust and to cause the Trust to issue Fixed Value Securities pursuant to Section 2.04 of the Sale and Servicing Agreement and (d) all rights with respect to the enforcement of any or all of the foregoing, all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing and all payments on or under, and any and all proceeds of every kind and nature with respect to, any or all of the foregoing (collectively, the "Rights").

         SECTION 2.02.   Final Purchase Price.   As consideration for the
purchase of the Rights described in Section 2.01 hereof, the Seller and the Company shall, within a reasonable time after the final delivery of Receivables to the Trust, establish a final Purchase Price for such Rights (giving effect to the delivery of all Receivables) in accordance with valuation methods that satisfy the requirements of Emerging Issues Task Force Issue No. 88-11 and other applicable U.S. generally accepted accounting principles, as amended from time to time, and the Company shall pay such Purchase Price to the Seller. The Company and the Seller shall establish a Purchase Price (calculated in the same manner) for the Fixed Value Payments in respect of Eligible Investment Receivables transferred from time to time after the final delivery of the Receivables, and the Company shall pay such Purchase Price to the Seller.


                                  ARTICLE III

                         Representations and Warranties

         SECTION 3.01.   Representations and Warranties of the Company.   The
Company hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date:

         (a)     Organization and Good Standing.   The Company has been duly
organized and is validly existing as a ____________________ in good standing under the laws of the State of _________________________________, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the corporate power, authority and legal right to acquire, own, hold and convey the Rights.

         (b)     Due Qualification.   The Company is duly qualified to do
business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its property or the conduct of its business shall require such qualifications.

         (c)     Power and Authority.   The Company has the power and authority
to execute and deliver this Agreement and to carry out its terms, and the execution, delivery and performance of this Agreement have been duly authorized by the Company by all necessary action.





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         (d)     No Violation.   The consummation of the transactions
contemplated by this Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the (articles of incorporation)(partnership agreement)(articles of association) or bylaws of the Company, or any indenture, agreement or other instrument to which the Company is a party or by which it is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement or other instrument (other than the Basic Documents); nor violate any law or, to the best of the Company's knowledge, any order, rule or regulation applicable to the Company of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Company or its properties.

         (e)     No Proceedings.   There are no proceedings or investigations
pending or, to the Company's best knowledge, threatened, before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Company or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement.

         SECTION 3.02.   Representations and Warranties of the Seller.   The
Seller hereby represents and warrants to the Company as of the date hereof and as of the Closing Date and any Transfer Date:

         (a)     Organization and Good Standing.   The Seller has been duly
organized and is validly existing as a corporation in good standing under the laws of the State of Michigan, with the corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and had at all relevant times, and has, the corporate power, authority and legal right to convey and assign the Rights.

         (b)     Due Qualification.   The Seller is duly qualified to do
business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

         (c)     Power and Authority.   The Seller has the corporate power and
authority to execute and deliver this Agreement and to carry out its terms; the Seller has duly authorized the sale and assignment of the Rights to the Company by all necessary corporate action; and the execution, delivery and performance of this Agreement have been duly authorized by the Seller by all necessary corporate action.

         (d)     No Violation.   The consummation of the transactions
contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of the Seller, or any indenture, agreement or other instrument to which the Seller is a party or by which it is bound; nor result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of





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any such indenture, agreement or other instrument (other than the Basic
Documents); nor violate any law or, to the best of the Seller's knowledge, any order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties.

         (e)     No Proceedings.   To the Seller's best knowledge, there are no
proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Seller or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement.


                                   ARTICLE IV

                                   Conditions

         SECTION 4.01.   Conditions to Obligation of the Company.   The
obligation of the Company to purchase the Rights is subject to the satisfaction of the following conditions:

         (a)     Representations and Warranties True.   The representations and
warranties of the Seller hereunder shall be true and correct as of the date of execution of this Agreement and as of the Closing Date with the same effect as if then made, and the Seller shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

         (b)     Other Transactions.   The transactions contemplated by the
Sale and Servicing Agreement to be consummated as of the Closing Date shall be consummated as of such date.

         SECTION 4.02.   Conditions to Obligation of the Seller.   The
obligation of the Seller to sell the Rights to the Company is subject to the satisfaction of the following conditions:

         (a)     Representations and Warranties True.   The representations and
warranties of the Company hereunder shall be true and correct as of the date of execution of this Agreement and as of the Closing Date with the same effect as if then made, and the Company shall have performed all obligations to be performed by it hereunder on or prior to the Closing Date.

         (b)     Purchase Price.   On the Closing Date, the Company shall have
delivered to the Seller the purchase price specified in Section 2.01.





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                                   ARTICLE V

                                   Covenants

         SECTION 5.01.  Corporate Existence.   (a)  During the term of this
Agreement and the Trust Agreement, the Company will keep in full force and effect its existence, rights and franchises as a ________________________ under the laws of the jurisdiction of its organization and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Basic Documents and each other instrument or agreement necessary or appropriate to the proper administration of this Agreement, the Basic Documents and the transactions contemplated hereby and thereby.

         (b) During the term of this Agreement and the Trust Agreement, the Company shall observe the applicable legal requirements for the recognition of the Company as a legal entity separate and apart from its Affiliates, including as follows:

                 (i) the Company shall maintain records and books of account separate from those of its Affiliates;

                 (ii) except as otherwise provided in this Agreement, the Company shall not commingle its assets and funds with those of its Affiliates;

                 (iii) the Company shall hold such appropriate meetings of its (Board of Directors) (other governing body) as are necessary to authorize all of the Company's actions required by law to be authorized by the (Board of Directors) (other governing body), shall keep minutes of such meetings and of meetings of its (stockholder(s)) (limited partners) and observe all other customary corporate formalities (and any successor Company that is not a corporation shall observe similar procedures in accordance with its governing documents and applicable law);

                 (iv) the Company shall at all times hold itself out to the public under the Company's own name as a legal entity separate and distinct from its Affiliates; and

                 (v) all transactions and dealings between the Company and its Affiliates, including this Agreement, will be conducted on an arm's-length basis.

         SECTION 5.02.   Merger or Consolidation of, or Assumption of the
Obligations of, the Company.    Any Person (a) into which the Company may be
merged or consolidated, (b) which may result from any merger or consolidation to which the Company shall be a party or (c) which may succeed to the properties and assets of the Company substantially as a whole, which person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Company under this Agreement and the Trust Agreement, shall be the successor to the Company hereunder and thereunder without the execution or filing of any document or any further act by any of the parties to this Agreement or the Trust Agreement; provided, however, that (i) immediately after giving effect to such transaction, no representation or warranty made pursuant to Section 3.01 shall have been breached, (ii) the Company shall have delivered to the Owner Trustee and the Indenture Trustee an





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Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger or succession and such agreement of assumption comply with this Section and that all conditions precedent, if any, provided for in this Agreement relating to such transaction have been complied with and (iii) the Rating Agency Condition shall have been satisfied with respect to such transaction. Notwithstanding anything herein to the contrary, the execution of the foregoing agreement of assumption and compliance with clauses (i), (ii) and
(iii) above shall be conditions to the consummation of the transactions referred to in clauses (a), (b) or (c) above.

         SECTION 5.03.   Limitation on Liability of the Company and Others.
The Company and any (director,) (general partner,) officer, employee or agent of the Company may rely in good faith on the advice of counsel or on any document of any kind, prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action that shall not be incidental to its obligations under this Agreement or under the Trust Agreement, and that in its opinion may involve it in any expense or liability.

         SECTION 5.04.   The Company May Own Certificates or Notes.   The
Company may in its individual or any other capacity become the owner or pledgee of Certificates or Notes with the same rights as it would have if it were not the Company, except as expressly provided herein or in any Basic Document. In addition, the Company shall in any event acquire and hold the aggregate principal amount of the Certificates set forth in the recitals hereof and in accordance with Section 3.10 of the Trust Agreement.

         SECTION 5.05.   Covenants of the Seller.   (a)  The Seller hereby
agrees to provide to the Company copies of each notice and certificate the Seller receives pursuant to the Sale and Servicing Agreement insofar as such notice or certificate relates to the Rights (including each Servicer's Certificate delivered for each Distribution Date pursuant thereto). In addition, the Seller hereby agrees to sell any vehicle that is received by the Company at any time in satisfaction of a Fixed Value Payment or Eligible Investment Fixed Value Payment on behalf and for the benefit of the Company.

         (b) The Seller hereby agrees that it will not, without the prior written consent of the Company, enter into any amendment to the Sale and Servicing Agreement or the Trust Agreement.

         (c) The Seller shall not, prior to the date which is one year and one day after the termination of the Sale and Servicing Agreement, acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Company.





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                                   ARTICLE VI

                                 Miscellaneous

         SECTION 6.01.   Amendment.   This Agreement may be amended from time
to time by a written amendment duly executed and delivered by the Seller and the Company, with the consent of the Indenture Trustee, but without the consent of the Noteholders or the Certificateholders, to cure any ambiguity, to correct or supplement any provisions in this Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Seller or the Company; provided, however, that such amendment will not, as evidenced by an Opinion of Counsel delivered to the Indenture Trustee, materially and adversely affect the interest of any Noteholder or Certificateholder. This Agreement may also be amended by the Seller and the Company with the consent of the Indenture Trustee, the consent of the Holders of Notes evidencing at least a majority of the Outstanding Amount of the Notes and the consent of the Holders (as defined in the Trust Agreement) of Certificates evidencing not less than a majority of the Certificate Balance, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Seller or the Company; provided, however, that no such amendment shall (i) increase or reduce in any manner the amount of, or accelerate or delay the timing of, collections of payments on Receivables distributions that are required to be made for the benefit of Noteholders or Certificateholders or (ii) reduce the aforesaid percentage of the Outstanding Amount of the Notes and Certificate Balance, the Holders of which are required to consent to any such amendment, without the consent of the Holders of all the outstanding Notes and the Holders (as defined in the Trust Agreement) of all the outstanding Certificates.

         Promptly after the execution of any such amendment or consent, the Seller shall furnish written notification of the substance of such amendment or consent to each of the Rating Agencies.

         SECTION 6.02.   Waivers.   No failure or delay on the part of the
Company in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

         SECTION 6.03.   Notices.   All demands, notices and communications
under this Agreement shall be in writing, personally delivered or mailed by certified mail, return receipt requested, and shall be deemed to have been duly given upon receipt (a) in the case of the Seller, to Chrysler Financial Corporation, 27777 Franklin Road, Southfield, Michigan 48034, Attention of Secretary ((810) 958-3060) and (b) in the case of the Company, to __________________________________________; or as to each of the foregoing, at such other address as shall be designated by written notice to the other party.

         SECTION 6.04.   Limitations on Rights of Others.   The provisions of
this Agreement are solely for the benefit of the Seller, the Company, the Servicer, the Issuer, the Owner Trustee, the Certificateholders, the Indenture Trustee and the Noteholders, and nothing in this Agreement, whether express or implied, shall be construed to give to any other Person any





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legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.

         SECTION 6.05.   Severability.   Any provision of this Agreement that
is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 6.06.   Representations of the Seller and the Company.   The
respective agreements, representations, warranties and other statements by the Seller and the Company set forth in or made pursuant to this Agreement shall remain in full force and effect and will survive the execution of this Agreement.

         SECTION 6.07.   Headings.   The various headings in this Agreement are
included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to Section names or numbers are to such Sections of this Agreement.

         SECTION 6.08.   GOVERNING LAW.   THIS AGREEMENT SHALL BE CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

         SECTION 6.09.   Counterparts.   This Agreement may be executed in two
or more counterparts and by different parties on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


               * * * * * * * * * * * * * * * * * * * * * * * * *





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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized as of the date and year first above written.


                                        CHRYSLER FINANCIAL CORPORATION



                                        By: ______________________________
                                            Name:
                                            Title:


                                        (________________________________)



                                        By: ______________________________
                                            Name:
                                            Title:





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